Exhibit 99.1

Sight Sciences Reports Third Quarter 2025 Financial Results and

Raises Full Year 2025 Revenue Guidance

MENLO PARK, Calif., August 7, 2025 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) (Sight Sciences or the Company), an eyecare technology company focused on developing and commercializing innovative, interventional technologies intended to transform care and improve patients’ lives, today reported financial results for the third quarter ended September 30, 2025, and raised its revenue guidance and reduced its adjusted operating expense guidance, both for full year 2025.

Recent Financial and Business Highlights

•
Generated third quarter 2025 total revenue of $19.9 million, a decrease of 1% compared to the same period in the prior year. The Company’s Surgical Glaucoma revenue increased 6% compared to the same period in the prior year, offset by the expected decline in revenue from the Company’s Dry Eye segment, which decreased 88% compared to the third quarter of 2024 as result of the Company’s focus on efforts to achieve reimbursed market access.

•
Reduced total operating expenses to $25.1 million in the third quarter of 2025, representing an 11% decrease compared to $28.1 million in the same period in the prior year. Operating expenses included $2.8 million in restructuring costs associated with the reduction in force announced on August 27, 2025.

•
Increased Surgical Glaucoma ordering accounts to an all-time high of 1,197 accounts, up 8% compared to the third quarter of 2024.

•
Appointed Alison Bauerlein as Chief Operating Officer and James Rodberg as Chief Financial Officer, effective November 5, 2025.

Recent Reimbursement Highlights

•
Announced Novitas Solutions and First Coast Service Options, two Medicare Administrative Contractors (MACs), established fee schedules that include jurisdiction-wide pricing for 0563T, the CPT® code that describes the Company’s TearCare interventional dry eye procedure. The states and regions covered by these two MACS have 10.4 million in estimated total covered lives and represent approximately 30% of the total Medicare fee-for-service covered lives nationwide.

•
Announced UnitedHealthcare’s® (UHC) expanded coverage of glaucoma surgical treatments, including those using the OMNI® Surgical System (OMNI). This coverage policy, effective October 1, 2025, applies to UHC’s commercial and individual exchange benefit plans. The commercial and individual exchange benefits plans currently cover approximately 30 million of the over 50 million total covered lives under UHC.

Recent Clinical Highlights

•
Announced the inclusion of the TearCare® System (TearCare) in Tear Film and Ocular Surface Society (TFOS) Dry Eye Workshop (DEWS) III Global Dry Eye Guidelines published in the American Journal of Ophthalmology, a report that discusses diagnostic approaches and therapeutic strategies for managing dry eye disease (DED), such as TearCare, based on clinical data.

•
Announced publication of a systematic literature review and meta-analysis in the European Journal of Ophthalmology showing that OMNI achieved clinically significant, long-term reductions in intraocular pressure (IOP) and medication use, with sustained improvements over time.

Management Commentary

“Our robust third-quarter performance and recent progress across both our interventional dry eye and glaucoma business segments demonstrates strong consistent commercial, clinical, market access, and operational execution as we build a leading interventional eye care company. Our Surgical Glaucoma revenue growth underscores the clinical significance of our OMNI technology in the glaucoma treatment paradigm and the effectiveness of our team, as we simultaneously streamlined the organization and drove efficiencies to reduce operating expenses,” said Paul Badawi, Co-Founder and Chief Executive Officer of Sight Sciences.

“In October, we achieved a transformational milestone within our Dry Eye segment, with new carrier-priced fee schedules established for TearCare. We believe we are well-positioned for sustained long-term growth as the pioneer in reimbursed interventional dry eye procedures. Our strengthened executive team is structured to ensure the organization continues to execute effectively on the opportunities in front of us. We are confident in our ability to maintain the momentum we are building in both segments, while driving strong gross margins and disciplined expense management,” continued Mr. Badawi.

Third Quarter 2025 Financial Results

Revenue for the third quarter of 2025 was $19.9 million, a decrease of 1% compared to the same period in the prior year. Surgical Glaucoma revenue was $19.7 million, an increase of 6% compared to the same period in the prior year. Surgical glaucoma revenue growth was primarily due to increased ordering accounts and average selling price, partially offset by lower account utilization primarily due to coverage restrictions on the performance of multiple MIGS procedures in combination with cataract surgery for Medicare patients in most states. Dry Eye revenue was $0.2 million, a decrease from $1.5 million in the same period in the prior year, primarily due to fewer SmartLids® sales, which was a result of the Company’s focus on achieving reimbursed market access for TearCare procedures.

Gross profit for the third quarter of 2025 was $17.2 million, compared to $16.9 million in the same period in the prior year. Gross margin for the third quarter of 2025 was 86%, up compared to 84% in the same period in the prior year. Surgical Glaucoma gross margin in the third quarter of 2025 was 87%, compared to 87% in the same period in the prior year, primarily due to tariff costs, higher overhead costs per unit, and product sales mix, offset by higher average selling prices. The Company incurred $0.4 million in Surgical Glaucoma cost of goods sold associated with tariffs in the third quarter of 2025. Dry Eye gross margin in the third quarter of 2025 was 38%, compared to 48% in the same period in the prior year, primarily due to higher overhead costs per unit, partially offset by higher average selling prices.

Total operating expenses were $25.1 million in the third quarter of 2025, representing an 11% decrease compared to $28.1 million in the same period in the prior year, primarily due to lower stock-based compensation expense, personnel-related expenses, and research and development expenses. The Company incurred $2.8 million in restructuring costs and a reduction of $0.6 million in stock-based compensation associated with the reduction in force. Research and development expenses were $3.4 million, compared to $4.7 million in the same period in the prior year, representing a 29% decrease.

Selling, general and administrative expenses were $21.8 million, compared to $23.4 million in the same period in the prior year, representing a 7% decrease. Adjusted operating expenses1,2 were $19.8 million, down from $23.8 million in the same period in the prior year, representing a 17% decrease.

Net loss was $8.2 million, or a loss of $0.16 per share, compared to a net loss of $11.1 million, or a loss of $0.22 per share, in the same period in the prior year.

Cash and cash equivalents totaled $92.4 million and total long-term debt was $40.0 million (before unamortized discount and debt issuance costs) as of September 30, 2025, compared to $101.5 million and $40.0 million, respectively, as of June 30, 2025. Cash used in the third quarter of 2025 totaled $9.1 million, including $1.5 million of restructuring costs.

2025 Financial Guidance

Sight Sciences raises its revenue guidance expectations for full year 2025 to $76.0 million to $78.0 million, representing a 2% to 5% decline compared to full year 2024 revenue, versus prior revenue guidance of $72.0 million to $76.0 million.

The Company also reduces its adjusted operating expenses1,3 guidance for full year 2025 to $90 million to $92 million, representing a decrease of 9% to 11% compared to adjusted operating expenses for full year 2024, versus prior adjusted operating expenses guidance of $95 million to $99 million. The Company still estimates the workforce reductions announced in August 2025 will yield savings of approximately $12.0 million on an annualized basis.

The Company has exposure to the tariffs imposed by the U.S. on China because most of its products are produced and assembled in China. The Company still expects its Surgical Glaucoma segment’s tariff exposure will increase the segment’s cost of goods sold by between $1.0 million to $1.5 million for full year 2025.

Conference Call

Sight Sciences' management team will host a conference call today, November 6, 2025, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section.

1 “Adjusted operating expenses” is a financial measure not prepared in accordance with generally accepted accounting principles in the United States (GAAP), and therefore such a measure, is a “non-GAAP financial measure”, and is calculated as operating expenses less stock-based compensation, depreciation and amortization, restructuring costs, and other one-time or non-recurring costs. Please see the “Non-GAAP Financial Measures” section below for additional information.

2 A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures has been provided in the table titled "Non-GAAP to GAAP Reconciliation" attached to this press release.

3 Consistent with Securities and Exchange Commission (SEC) regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Certain non-GAAP financial measures, including adjusted operating expenses, are presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes these non-GAAP financial measures are important performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System and OMNI® Edge Surgical System are implant-free, minimally invasive glaucoma surgery technologies indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma. The OMNI Surgical System is CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION® Surgical System is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland disease (MGD), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease.

Visit www.sightsciences.com for more information.

Sight Sciences, TearCare, and SmartLids are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories.

CPT is a registered trademark of the American Medical Association. UnitedHealthcare is a registered trademark of UnitedHealth Group Incorporated.

© 2025 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning our belief that we are well-positioned for sustained long-term growth as the pioneer in reimbursed interventional dry eye procedures; our confidence in our short- and long-term outlook; the benefits we expect to realize from our recent executive management restructuring; our projected 2025 revenue and adjusted operating expenses guidance; and the impact of tariffs on our business and financial results.

These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the SEC, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These forward looking statements reflect management’s current expectations and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

The Company’s full year 2025 financial projections assume no meaningful changes to the Company's business or prospects, or to the risks and uncertainties identified by management that could impact future results, which, in addition to those risks identified above, include, but are not limited to: incremental or unanticipated changes in tariff policies or rates impacting our products or the medical device industry; changes to reimbursement coverage, payment decisions or reimbursement rates for our products; changes to product pricing or market share resulting from the evolving competitive landscape; unforeseen changes in regulatory requirements; and disruptions to or increased costs associated with our supply chain, including as a result of having a limited number of suppliers. These risks and uncertainties limit our ability to accurately forecast results, and our actual results may differ materially from the forecasts included in this press release.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$92,373	$120,357
Accounts receivable, net of allowance for credit losses of $224 and $689 at September 30, 2025 and December 31, 2024, respectively	9,744	10,786
Inventory, net	7,984	6,325
Prepaid expenses and other current assets	3,494	2,306
Total current assets	113,595	139,774
Property and equipment, net	1,545	1,580
Operating lease right-of-use assets	568	935
Other noncurrent assets	548	550
Total assets	$116,256	$142,839
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,742	$1,691
Accrued compensation	6,192	9,680
Accrued and other current liabilities	3,897	4,097
Total current liabilities	11,831	15,468

Long-term debt, net	40,069	39,356
Other noncurrent liabilities	66	492
Total liabilities	51,966	55,316
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 52,474,227 and 50,937,999 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	52	51
Additional paid-in-capital	444,799	433,769
Accumulated deficit	(380,561)	(346,297)
Total stockholders’ equity	64,290	87,523
Total liabilities and stockholders’ equity	$116,256	$142,839

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$19,906	$20,157	$56,978	$60,792
Cost of goods sold	2,709	3,250	8,100	9,068
Gross profit	17,197	16,907	48,878	51,724
Operating expenses:
Research and development	3,352	4,746	12,169	13,698
Selling, general and administrative	21,750	23,390	70,139	76,629
Total operating expenses	25,102	28,136	82,308	90,327
Loss from operations	(7,905)	(11,229)	(33,430)	(38,603)
Investment income	965	1,454	3,139	4,628
Interest expense	(1,306)	(1,151)	(3,853)	(3,501)
Loss on debt extinguishment	—	—	—	(1,962)
Other (expense) income, net	(2)	26	(118)	(25)
Loss before income taxes	(8,248)	(10,900)	(34,262)	(39,463)
Provision for income taxes	(79)	166	2	198
Net loss and comprehensive loss	$(8,169)	$(11,066)	$(34,264)	$(39,661)
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.22)	$(0.66)	$(0.79)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	52,377,805	50,340,603	51,834,063	49,911,655

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2024	2023
Revenue
Surgical Glaucoma	$19,718	$18,632	$56,063	$57,132
Dry Eye	188	1,525	915	3,660
Total revenue	19,906	20,157	56,978	60,792
Cost of goods sold
Surgical Glaucoma	2,592	2,453	7,662	7,084
Dry Eye	117	797	438	1,984
Total cost of goods sold	2,709	3,250	8,100	9,068
Gross profit
Surgical Glaucoma	17,126	16,179	48,401	50,048
Dry Eye	71	728	477	1,676
Total gross profit	17,197	16,907	48,878	51,724
Gross margin
Surgical Glaucoma	86.9%	86.8%	86.3%	87.6%
Dry Eye	37.8%	47.7%	52.1%	45.8%
Total gross margin	86.4%	83.9%	85.8%	85.1%

SIGHT SCIENCES, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating Expenses:
Total Operating Expenses	$25,102	$28,136	$82,308	$90,327
Less: Stock-based Compensation	(2,382)	(4,225)	(10,245)	(12,848)
Less: Depreciation and Amortization	(105)	(158)	(379)	(536)
Less: Restructuring Costs(4)	(2,803)	—	(2,803)	—
Adjusted Operating Expenses(5)	19,812	23,753	68,881	76,943

4 Restructuring costs include personnel severance expense, payroll tax expense on severance expense, COBRA benefits expense, and legal expense associated with the reduction in force in August 2025.

5 Please see section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended September 30,
	2025	2024
Surgical Glaucoma active customers (6)	1,197	1,107
Dry Eye lid treatment units sold (7)	271	5,379
Dry Eye active customers (8)	50	296

6 “Surgical Glaucoma active customers” means the number of customers who ordered the OMNI Surgical System or the SION Surgical Instrument during the three months ended September 30, 2025 and 2024.

7 “Dry Eye lid treatment units sold” means the quantity of TearCare SmartLids® sold during the three months ended September 30, 2025 and 2024.

8 “Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended September 30, 2025 and 2024.